Exhibit 10.10
AMENDED AND RESTATED
LEASE AGREEMENT
     This Amended and Restated Lease Agreement is entered into and made as of the 20th day of January, 1995, between GREENVILLE MARINE CORPORATION with its principal place of business at P.O. Box 539, Greenville, Washington County, Mississippi (hereinafter referred to as “Lessor”), and RAINBOW ENTERTAINMENT, INC., doing business at 1231 South Main, Greenville, Mississippi (hereinafter referred to as “Lessee”). The parties hereby agree as follows:
RECITALS
     WHEREAS, Lessor is the owner of that certain parcel of real property described below and Lessor desires to lease the property to Lessee for the development and use of property as a casino and gaming facility, with possible development of a hotel, motel, restaurant and/or related facilities;
     WHEREAS, Lessee desires to develop and construct a casino and gaming facility, with possible development of a hotel, motel, restaurant and related facilities as an amenity to commercial developments in and about the area of Lessor’s property; and
     WHEREAS, the parties entered into a Lease Agreement dated April 27, 1993, as amended by a Lease Amendment dated August 25, 1993 and a Second Lease Amendment dated July 12 and 15, 1994 (the “Second Lease Amendment”), which the parties desire to amend and restate in its entirety.
     Section 1. Description of Property.
     Lessor hereby leases to Lessee the Premises owned by Lessor legally described on Exhibit A hereto, consisting of certain existing buildings and site improvements, hereinafter referred to as “the Premises.” A plat and site plan of the Premises is attached hereto as Exhibit A and incorporated herein by reference. There is excepted from this Lease that certain parcel of said property shaded in yellow on the attached plat and described in note 1 of said plat. Such parcel is excepted from this Lease and Lessor agrees during the term of this Lease not to lease or let said property to any other person, firm or corporation.
Section 2. Purpose.
     2.1. Lessee shall use the Premises for the purposes of developing, constructing and operating a gaming and casino riverboat or barge facility including parking and related improvements. Lessee may also develop, construct and operate one or more of the following on the Premises in its discretion: hotel, motel, restaurant, business office, and entertainment facilities for performing arts and music.
          2.2. Lessee shall have the sole and absolute discretion to determine the design, materials, method of construction, location and all other matters with respect to development of the Premises, construction of new improvements and renovation of existing improvements; provided that Lessee shall keep the Lessor’s interest in the Premises free of mechanic’s liens and shall materially comply with all applicable laws, statutes and regulations.
     Section 3. Lease Term.
     The initial term of this Lease shall be for a period of five (5) years commencing July 1, 1994, through June 30, 1999. Additionally, Lessee may renew this Lease for nine (9) additional periods of five (5) years each by giving Lessor written notice of renewal at least twelve (12) months prior to expiration of the initial or any renewal term.
     Section 4. Rental.
          4.1. The monthly rental for the first year of the initial term shall be the sum of $10,000.00 per month paid in advance as “Base Rent” in addition to the “Base Percentage Rent” set forth below. Beginning July 1, 1995, the Base Rent, paid in advance, shall be $30,000.00 per month, and shall remain the Base Rent for the balance of the five (5) year initial term. When Lessee commences gaming and casino operations to the general public, in addition to the above monthly Base Rent provided herein, Lessee agrees to pay to Lessor a monthly Base Percentage Rent of a sum of money equal to two percent (2%) of the total Gross Gaming Revenues as hereinafter defined on a monthly basis with credit being given for the Base Rent which shall continue to be paid in advance on the first day of each month so that Lessor shall receive a minimum Base Rent as set forth above even if the monthly Percentage Rent shall be calculated to be less than the minimum monthly Base Rent set forth herein. It is the intent of the parties that all sums paid monthly in advance as Base Rent be included in the Base Percentage Rent. Example: Base Rent of $10,000.00 is to be paid in advance on the first day of each month. When the Base Percentage Rent is paid as set forth herein Lessee shall receive credit for the Base Rent against the Base Percentage Rent. If in this example the Base Percentage Rent is calculated to be $50,000.00 then Lessee would receive a credit of $10,000.00 towards the Base Percentage Rent so that the sum due to Lessor would be $40,000.00. In any event, Lessor would always receive the Base Rent regardless of whether the Base Percentage Rent would result in any additional payment to Lessor.

          4.2. Lessee further agrees to pay Lessor, in addition to the Base Percentage Rent, a sum equal to eight (8%) percent of the amount by which annual Gross Gaming Revenues exceeds $36,575,000.00 which shall be called the Secondary Percentage Rent. At such time as Gross Gaming Revenues exceed $36,575,000.00 in any year, in addition to the Base Percentage Rent, the Secondary Percentage Rent shall likewise be due. The Base Percentage Rent and/or Secondary Percentage Rent with respect to a month shall be paid within five (5) days after Lessee files its report of Gross Gaming Revenue for such month with the Mississippi State Tax Commission. The annual period used to determine the Secondary Percentage Rent shall commence on the first day of the month after which gaming operations begin. As to the Secondary Percentage Rent, the intent is as follows: Rainbow will pay to Lessor eight percent (8%) of the total annual Gross Gaming Revenues over $36,575,000.00 when annual gross revenues exceed $36,575,000.00 in any twelve (12) month period. Once Gross Gaming Revenues exceed $36,575,000.00 in any twelve (12) month period, the Secondary Percentage Rent is to be paid monthly at the same time that the Base Percentage Rent is due. Example: if at the end of the ninth month in any twelve (12) month period of the lease, gross gaming revenues are $36,575,000.00 and at the end of the next month (the tenth month), the Gross Gaming Revenues are $36,675,000.00, then the Secondary Percentage Rent for the tenth month would be $8,000.00 ($100,000.00 x .08). The Secondary Percentage Rent would then be calculated accordingly in months eleven and twelve and then a new twelve (12) month period would begin.
          4.3. If Lessee exercises its options for renewal, the minimum monthly Base Rent, Base Percentage Rent and Secondary Percentage Rent for the first renewal term, July 1, 1999, through June 30, 2004, will be the same as for the last four (4) years of the initial term of the lease. The minimum Base Rent after the first renewal term and for all succeeding terms shall be $50,000.00 per month and the Base Percentage Rent shall be a sum of money equal to four percent (4%) of the total Gross Gaming Revenues as hereinafter defined in addition to the eight percent (8%) Secondary Percentage Rent of annual gross revenues above $36,575,000.00 calculated as set forth above and payable as set forth above.
          4.4. The term “Gross Gaming Revenues” as used herein shall mean the total amount in dollars of Lessee’s actual winnings from gaming operations as reported by Lessee to the Mississippi State Tax Commission or any successor state authority. However, the term “Gross Gaming Revenues” shall not include any payments, receipts or proceeds from the sales of any related operations, goods and products which may be sold for the convenience of Lessee’s customers on the Premises.

          4.5. Lessee shall maintain upon the Premises an accurate set of books and records of all Gross Gaming Revenues and such records shall be open to inspection and audit by Lessor and its agents at all reasonable times during ordinary business hours to the extent allowable under Mississippi Law.
     Section 5. Sale, Assignment and Sublease.
          5.1. Subject to Sections 5.2 and 5.3 below, Lessee may assign this Lease Agreement or sublet all or a portion of the Premises during the term of this Lease Agreement only after first obtaining prior written consent from Lessor which consent may not be unreasonably withheld. However, the making of any sublease shall not release Rainbow Entertainment, Inc. from, or otherwise affect in any manner, any of Lessee’s obligations hereunder. Except as provided in Section 12 below, neither this Lease nor the leasehold estate of Lessee nor any interest of Lessee hereunder in the Premises or in the buildings or improvements thereon shall be subject to involuntary assignment, transfer, or sale, or to assignment, transfer or sale, by operation of law in any manner whatsoever, and any such attempted involuntary assignment, transfer or sale shall be void and of no effect and shall, at the option of Lessor, terminate this Lease.
          5.2. Lessor hereby consents to the assignment of all of Lessee’s rights, title and interest in this Lease to Greenville Riverboat LLC, a Mississippi limited liability company at any time during the term hereof.
          5.3. Lessee shall have the right to sublease up to two and one-half (2 1/2) acres of the Premises (the “Subparcel”) to WIMAR TAHOE CORPORATION (“Subtenant”) or any affiliate of Wimar Tahoe Corporation on such terms and conditions as Lessee determines are acceptable in its reasonable business judgment (the “Sublease”). The Subtenant shall have the right to develop, construct and operate a motel or hotel (including a restaurant, bar and other related facilities) on the Subparcel; provided, however, the Subparcel will not be utilized in any way for gaming purposes or operations, except that which is operated at the Premises by the Lessee (or the Lessor and his assigns if the lease is terminated). The motel or hotel shall be constructed and maintained as a full-service quality facility similar to hotels and motels operated under nationally-known franchises which charge the same rates as Subtenant. Subtenant shall agree to keep the hotel in good condition and repair, excepting ordinary wear and tear, and such covenant shall be enforceable by Lessor. Subtenant and Lessee shall share parking availability on the Premises as agreed in the Sublease. In the event that this Lease is terminated for any reason, Lessor agrees not to disturb, terminate or alter in any manner the tenancy of the Subtenant under the Sublease, so long as the Subtenant attorns to the Lessor. Upon Subtenant agreeing to such attornment, Subtenant’s tenancy shall not be disturbed so long as it complies with all the terms and conditions of the Sublease; provided that the

Subtenant’s rent payable to Lessor in such event shall be $6,250.00 per month, increased annually from the date hereof by a percentage equal to the increase, if any, in the Consumer Price Index, All Urban Consumers, or the sum actually due under the Sublease, whichever is greater. Subtenant shall have the right to grant a mortgage on, or assign under a deed of trust, all of the Subtenant’s sublease interest in the Subparcel upon the terms and conditions contained in Section 12.
          5.4. At Lessee’s request and expense, Lessor shall fully cooperate in a subdivision of the Premises to make a separate parcel for the hotel.
          5.5. The Lessee hereby covenants that the Sublease shall not contain any provision which will restrict or prohibit the conduct of a gaming operation by Lessee (or Lessor if the Lease if terminated) on the Premises.
     Section 6. Sewer, Utilities and Access.
     Lessee shall solely be responsible for all utility services used or consumed by Lessee on the Premises and such utility services shall be in the name of Lessee and Lessee shall solely be liable for the payment of all utility services it receives. Lessee shall also be responsible for utilities consumed in order to provide reasonable security systems for the existing buildings located on the Premises. Lessor agrees to cooperate with Lessee in obtaining any and all utility services. Lessor agrees not to at any time interfere with the right of Lessee and its employees, agents, customers and invitees to have full and complete access to the Premises.
     Section 7. Taxes.
     Lessor shall pay the 1994 ad valorem taxes on said property which amount shall be the base ad valorem tax amount. Lessee shall be responsible for the ad valorem taxes on the Premises for 1995 and thereafter during the term of the Lease. Lessee shall be entitled to a credit against the Base Rent and/or Base Percentage Rent each year equal to the base ad valorem tax amount of $2,634.33.
     Section 8. Insurance.
     Lessee shall carry fire and all risk insurance covering the improvements located on the Premises for not less than the cost of construction which insurance shall be issued by a reliable insurance company, and Lessor shall be named as an additional loss payee to the extent of its interest in any improvements. Lessee shall obtain liability insurance in the amount of $1,000,000.00 for each accident or occurrence on the Premises (with umbrella coverage with limits of not less than $10,000,000.00) and $50,000.00 for property damage, and Lessor shall be named as an additional insured under such policies.

Lessee shall furnish to Lessor copies of all insurance policies required to be maintained by Lessee hereunder or under the rules of the State Gaming Commission.
     Section 9. Condemnation.
     This Lease Agreement shall terminate in the event of a total condemnation of the Premises by a government agency. Partial condemnation of Premises shall only terminate the Lease Agreement at the option of the Lessee, but if Lessee elects to continue this Lease Agreement, Lessee shall be entitled to a partial abatement of rent proportionate to the loss of the use of Premises suffered by Lessee. All compensation awarded for any taking of the Premises or any interest thereon shall be shared by Lessor and Lessee as follows: (i) Lessor shall be entitled to receive such portion of the award as shall represent compensation for vacant land and, if they are still located thereon at such time, any compensation awarded for the two buildings and any other improvements which currently exist on the Premises; (ii) Lessee shall be entitled to the portion of the award for the then fair market value of the improvements made by Lessee, the fair market value of Lessee’s leasehold interest, and any award for the damage or loss of Lessee’s business.
     Section 10. Warranty of Title.
     Lessor covenants that Lessor owns the Premises in fee simple and has full right to make and enter into this Lease that Lessee shall have quiet and peaceable possession of the Premises during the term of this Lease Agreement and any renewals thereof. Lessor shall obtain a nondisturbance agreement from any person or entity holding a mortgage or deed of trust on the Premises for the benefit of Lessee in form reasonably acceptable to Lessee, in exchange for which Lessee shall agree to attorn to such mortgagee.
     Section 11. Government Approval.
     Lessor, at Lessee’s sole cost and expense, shall assist in obtaining all government approvals, including Zoning, Levee Board, Corps of Engineers and City of Greenville in order for Lessee to conduct gaming operations and the other business operations contemplated herein on the Premises. Lessor agrees to cooperate fully with Lessee in obtaining any and all governmental approvals for Lessee to conduct its gaming operations and other business operations on the Premises.
     Section 12. Encumbrances of Lessee’s Leasehold Interest.
          12.1. On one or more occasions without Lessor’s consent, Lessee and/or Subtenant may mortgage, grant a deed of trust or otherwise encumber Lessee’s or Subtenant’s leasehold estate in the Premises under one or more leasehold mortgages or deeds of trust and assign this Lease as security; provided that the proceeds of the initial mortgage granted by Lessee with respect to the Premises must be used exclusively to improve the Premises and the initial mortgage granted by Subtenant with respect to the Subparcel must be used exclusively to improve the Subparcel. The proceeds from any refinancing of such mortgages may be used by Lessee or Subtenant for any purpose. For purposes of this Section 12, the term “mortgages” includes deeds of trust, and the term “leasehold mortgagee” shall mean the beneficiary of a deed of trust or mortgage with respect to the Lease and/or the Sublease.
          12.2. If Lessee mortgages its leasehold estate in the Premises or Subtenant mortgages its subleasehold estate in the Premises, Lessee shall give Lessor notice of such mortgage within thirty (30) days after the mortgage is executed and such notice shall include the name and address of the mortgagee. Lessor shall promptly upon notice of the communication purporting to constitute the notice acknowledge by an instrument in recordable form receipt of such communication as constituting the notice required herein.
          12.3. Lessor upon providing Lessee with any notice of default under this Lease, termination of this Lease or matter on which Lessor may predicate or claim a default shall at the same time provide copies of such notice to every leasehold mortgagee of which Lessor has been given written notice. No such notice shall have been deemed to be duly given unless a copy thereof has been provided to every leasehold mortgagee of which Lessor has been given written notice. After such notice has been given to a leasehold mortgagee, such leasehold mortgagee shall have the same period after receiving such notice for remedying any default or causing the same to be remedied as is given Lessee under the Lease.
          12.4. Any provision contained in this Lease to the contrary notwithstanding, if any default shall occur which entitles Lessor to terminate this Lease, Lessor shall have no right to terminate this Lease unless following the expiration of the period of time given Lessee to cure such default Lessor shall notify every leasehold mortgagee of Lessor’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money and at least forty-five (45) days in advance of the proposed effective date of termination if such default is not capable of being cured by payment of money. The provisions of Subsection 12.6 below shall apply if during such thirty or forty-five day termination notice period any leasehold mortgagee shall (1) notify Lessor of such leasehold mortgagee’s desire that the Lease not terminate; (2) pay or cause to be paid all Base Rent, Base Percentage Rent, Secondary Percentage Rent or other payments then due or in arrears as specified in the termination notice to such leasehold mortgagee and which may become due during the thirty or forty-five day period; and (3) comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Lease when in default and reasonably susceptible of being complied with by such leasehold mortgagee, provided however, that such leasehold mortgagee shall not be required to cure or commence to cure any default consisting of Lessee’s failure to satisfy and discharge any lien, charge or encumbrance against the Lessee’s interest in the Lease or the Premises junior in priority to the lien of the mortgage held by such leasehold mortgagee.
          12.5. If Lessor shall terminate this Lease by reason of any default of Lessee, and the leasehold mortgagee shall proceed in the manner provided for by Subsection 12.4 of this section, the specified date of termination of the Lease as fixed by Lessor in its termination notice shall be extended for a period of six (6) months provided that such leasehold mortgagee shall, during such six (6) month period: (1) pay or cause to be paid the Base Rent, Base Percentage Rent, Secondary Percentage Rent and other monetary obligations attendant under this Lease (including without limitation the payment of premiums for the insurance required under Section 8, below) as the same become due and continue its good faith efforts to perform all of Lessee’s obligations under this Lease excepting (A) obligations of Lessee to satisfy or otherwise discharge any lien, charge or encumbrance against Lessee’s interest in this Lease or the Premises junior in priority to the lien on the mortgage held by leasehold mortgagee and (B) nonmonetary obligations then in default and not reasonably susceptible to being cured by leasehold mortgagee, and (2) if not enjoined or stayed, take steps to acquire or sell Lessee’s interest in this Lease by foreclosure of the leasehold mortgage or other appropriate means and prosecute the same to completion with due diligence.
          12.6. If at the end of such six (6) month period such leasehold mortgagee is complying with Subsection 12.5 this Lease shall not then terminate and the term for completion of such leasehold mortgagee of its proceedings to foreclose its mortgage shall continue as long as such leasehold mortgagee is enjoined or stayed from foreclosing and thereafter so long as such leasehold mortgagee proceeds to complete steps to acquire or sell Lessee’s interest in this Lease by foreclosure of the leasehold mortgage or upon other appropriate means by reasonable diligence and continuity. Nothing in this subsection however shall be construed to extend the Lease beyond the original Term thereof as extended by a renewal option properly exercised by Lessee or leasehold mortgagee nor to require leasehold mortgagee to continue such foreclosure proceedings after the default has been cured. If the default shall be cured and the leasehold mortgagee shall discontinue foreclosure proceedings, this Lease shall continue in full force and effect as if Lessee had not defaulted under the Lease.

          12.7. If the leasehold mortgagee is complying with Subsection 12.5, upon the acquisition of Lessee’s estate herein by such leasehold mortgagee or its designee or any purchaser at a foreclosure sale or otherwise this Lease shall continue in full force and effect as if Lessee had not defaulted under this Lease.
          12.8. For purposes of this Lease the making of a leasehold mortgage shall not be deemed to constitute an assignment or transfer of this Lease nor shall any leasehold mortgagee, as such, be deemed to be an assignee or transferee of this Lease. Furthermore, the making of a leasehold mortgage shall not be deemed to require such leasehold mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of the Lessee to be performed hereunder, but the purchaser at any sale of this Lease in any proceedings for the foreclosure of any leasehold mortgage or the assignee or transferee of this Lease under any instrument of assignment or transfer in lieu of foreclosure of any leasehold mortgage shall be deemed to be an assignee or transferee and shall be deemed to have agreed to perform all the terms, covenants and conditions on the part of the Lessee to be performed hereunder from and after the date of such purchase and assignment but only so long as such purchaser or assignee is the owner of the leasehold estate.
          12.9. Any leasehold mortgagee or other acquirer of the leasehold estate of Lessee pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings may, upon acquiring Lessee’s leasehold estate, without further consent of Lessor, sell and assign the leasehold estate on such terms and to such persons and organizations as are acceptable to such mortgagee or acquirer and thereafter be relieved of all obligations under this Lease; provided that such assignee delivers to Lessor its written agreement to be bound by all the provisions of this Lease and such assignee has a “Net Worth” equal to or in excess of Lessee’s as of the date that Lessee commences gaming operations increased by a percentage equal to the increase, if any, in the Consumer Price Index, All Urban Consumers, for the period between the date hereof and the date of the proposed transfer. The term “Net Worth” shall mean the excess of assets over liabilities as shown on an entity’s balance sheet prepared in accordance with sound accounting principles.
          12.10. Notwithstanding any other provision of this Lease, any sale of this Lease in any proceeding for the foreclosure or any leasehold mortgage or assignment or transfer of this Lease in lieu of foreclosure of any leasehold mortgage shall be deemed to be a permitted transfer or assignment of this Lease and Lessor hereby consents to such assignment and transfer. Lessor agrees to execute such additional documents, agreements and instruments as may reasonably be required to encourage or facilitate a leasehold mortgage.

     Section 13. Improvements.
     Upon expiration or termination of this Lease, all improvements to the Premises (including site improvements, buildings, and non-trade fixtures) shall remain with the Premises and become the property of the Lessor except equipment (including without limitation gaming equipment), furniture and furnishings, trade fixtures and any vessel, boat or barge (including without limitation any dam, supporting structure or moorings to the extent Lessee desires to remove such items), all of which shall remain the property of Lessee and may be removed by Lessee. Upon removal of such property, Lessee shall repair any damage to the Premises caused by the removal. If Lessee desires to use the existing structures on the Premises, the Lessee shall have the right to make alterations, improvements and changes to the structures now located on said Premises as provided in Section 2.2. All alterations, improvements and changes or additions or fixtures of a permanent nature made to any such structures shall be the property of Lessor and Lessee shall only have a leasehold interest therein; provided, however, Lessee may at any time remove from the Premises any alteration, improvement, change or addition, including fixtures, if such removal may be made without damage to the structure or to the Premises. Lessee shall raze and remove the office building and shop building located on the Premises as part of its site preparation, and prior to such removal Lessee shall pay to Lessor $112,500 for the office building and $250,000 for the shop building. Lessor shall have reasonable access to the Premises to remove the overhead gantry crane and fixtures owned by Lessor and located on the Premises.
     Section 14. Sheriff’s Use.
     Lessor and Lessee hereby consent to the use of the shop building on the Premises by the Washington County Sheriff’s Rescue Unit until such time as Lessee needs use of this part of the Premises. Attached as Exhibit “B” is a letter dated July 6, 1994, from the Washington County Sheriff’s Department setting forth the terms and conditions of the use of the property by the rescue unit. This letter is incorporated for all purposes herein. Lessee agrees to give seven (7) days notice to vacate the Premises to the rescue unit at such time as Lessee needs possession of this portion of the Premises.
     Section 15. Licenses.
          15.1. Both Lessor and Lessee shall use their best efforts to secure the necessary approval and licenses for Lessee to operate a gaming facility at the Premises, including approvals and licenses from the Army Corps of Engineers and local building authorities. If Lessor is not approved by the Gaming Commission and Lessor does not obtain such approval at its sole expense within ninety (90) days of such disapproval by the Gaming Commission, then Lessee shall have the option to immediately terminate this Lease and no rent shall be due for the period following the Gaming Commissions initial disapproval. If Lessee fails to obtain the approval of the Gaming Commission for operation of a casino/gaming facility, Lessee at its option may terminate this Lease by giving thirty (30) days prior written notice of termination to Lessor.
          15.2. Lessee represents to Lessor that Lessee will use due diligence to secure site approval from the State Gaming Commission together with its permit to improve and utilize the property for gaming purposes from the Corp of Engineers.
          15.3. Lessee shall commence substantial improvements to the Premises within sixty (60) days after it receives a 404 permit from the Army Corps of Engineers and necessary building permits from local authorities with respect to the development of the Premises. Lessee shall make improvements to the Premises costing in excess of $1,000,000.00 within twelve (12) months after Lessee secures such permit. For these purposes, the cost of improvements shall include the cost of any hotel built on the Premises by Lessee, Subtenant, or any sublessee.
     Section 16. Waiver.
     The waiver by Lessor of, or the failure of Lessor to take action with respect to, any breach of any term, covenant, or condition contained in this Lease Agreement shall not be deemed to be a waiver of such term, covenant, or condition, or subsequent breach of the same, or any other term, covenant, or condition contained in this Lease Agreement.
     Section 17. Effect of Lessee’s Holding Over.
     Any holding over after the expiration of the term of this Lease Agreement, with the consent of Lessor, shall be construed to be a tenancy from year-to-year, at the same Base Rental, Base Percentage Rent and Secondary Percentage Rent or Percentage Rent as required to be paid by Lessee for the period immediately prior to the expiration of the term of this Lease Agreement, and shall otherwise be on the terms and conditions specified in this Lease Agreement, so far as applicable.
     Section 18. Parties Bound.
     The covenants and conditions contained in this Lease Agreement shall, subject to the provisions as to assignment, transfer, and subletting, apply to and bind the successors and assigns of all of the parties to the Lease Agreement.
     Section 19. Time of the Essence.
     Time is of the essence of this Lease Agreement, and of each and every covenant, term, condition, and provision of this Lease Agreement.

     Section 20. Section Captions.
     The captions appearing under the section number designations of this Lease Agreement are for convenience only and are not a part of this Lease Agreement and do not in any way limit or amplify the terms and provisions of this Lease Agreement.
     Section 21. Governing Law.
     It is agreed that this Lease Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Mississippi including but not limited to the Mississippi Gaming Control Act.
     Section 22. Entire Agreement.
     This Lease Agreement shall constitute the entire agreement between the parties. Any prior understanding or representation of any kind preceding the date of this Lease Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.
     Section 23. Modification of Agreement.
     Any modification of this Lease Agreement or additional obligation assumed by either party in connection with this Lease Agreement shall be binding only if evidenced in a writing signed by each party or an authorized representative of each party.
     Section 24. Additional Documents.
     The parties agree to execute whatever papers and documents may be necessary to effectuate the terms of this Lease Agreement. At the request of Lessee, Lessor shall execute an estoppel certificate from time to time in a form reasonably satisfactory to Lessee.
     Section 25. Notice.
     Any notice due hereunder shall be deemed sufficient notice if mailed, postage prepaid, United States Mail, to Lessor or to Lessee at the following addresses or such other addresses as they may designate:

If to Lessor:	Mr. D. John Nichols
Greenville Marine Corporation
Post Office Box 539
Greenville, Mississippi 38702-0539

With a copy to:	L. Carl Hagwood
Campbell, DeLong, Hagwood & Wade
Post Office Box 1856
Greenville, Mississippi 38702-1856

If to Lessee:	Rainbow Entertainment, Inc.
5175 Elmore Road, Suite 3
Memphis, Tennessee 38134

With a copy to:	Wimar Tahoe Corporation
(proposed subtenant)
207 Grandview Drive
Ft. Mitchell, KY 41017
Attn: William C. Beegle, Vice
President
     Section 26. Default.
     Any one or more of the following events shall constitute an “Event of Default”:
          26.1. Failure of the Lessee to make payments of Base Rent, Percentage Base Rent, or Secondary Percentage Rent when due hereunder and the expiration of seven (7) days after Lessee receives written notice from Lessor of such nonpayment.
          26.2. A vacation or abandonment of the Premises after gaming operations have first commenced. Vacation or abandonment of the Premises shall include the failure to occupy the Premises for a continuous period of sixty (60) days or more whether or not Rent is paid.
          26.3. The breach by Lessee of any of the covenants, conditions or provisions of this Lease when such breach shall continue for a period of thirty (30) days after Lessee shall have received written notice thereof from Lessor; provided however, that if the nature of the Lessee’s noncompliance is such that more than thirty (30) days are reasonably required for its cure then Lessee shall not be deemed to be in default if Lessee commences such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion.
          26.4. The making by Lessee of any general arrangement or general assignment for the benefit of creditors, Lessee becoming a debtor as defined in 11 U.S.C. Section 101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days), or the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises when such is not discharged within thirty (30) days.
     Section 27. Remedies.
     Upon any Event of Default, Lessor may at any time thereafter with thirty (30) days prior written notice terminate Lessee’s right to possession of the Premises in which case this Lease and the term thereof shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee’s default including but not limited to the cost of recovering possession of the Premises, and the then present value of the amount by which the unpaid Base Rent for the balance of the Term after the time of such default exceeds the amount of rent that would be paid for the Premises by a new tenant if reasonable efforts were used by Lessor to relet the Premises. In no event shall Lessor have any lien or claim against Lessee’s assets including without limitation any lien against or on any vessel, barge or boat of Lessee.
     Section 28. Amendment.
     This Amended and Restated Lease Agreement amends and restates the Lease between the parties in its entirety and renders void all previous leases, documents and amendments between them. The failure of the Lessee to perform any duties or obligations contained in the original Lease with Lessor, as amended, (including but not limited to the failure of Lessee to pay Lessor $250,000.00 under Section 10 of the Second Lease Amendment) shall not constitute a default or breach of this Amended and Restated Lease Agreement.
     Section 29. Environmental Matters.
          29.1. Lessor hereby represents and warrants to Lessee that to the best of Lessor’s knowledge no “Hazardous Substance” is located on the Premises.
          29.2. Lessor hereby represents and warrants to Lessee that Lessor has not released, generated, deposited, located or stored any Hazardous Substance on the Premises.
          29.3. For purposes of this Agreement the term “Hazardous Substance” means any substance, material, pollutant or contaminant the use, disposal or storage of which is regulated under any environmental law, statute, regulation, rule or court decision.
     Section 30. Memorandum of Lease.
     Lessor and Lessee shall execute and record a Memorandum of this Lease in the real estate records of the county in which the Premises are located.
     IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed as of the date indicated above.

GREENVILLE MARINE CORPORATION		RAINBOW ENTERTAINMENT, INC.

BY:	/s/ D. John Nichols D. John Nichols, President	BY:	/s/ Marvin Cato Marvin Cato, President

ALEXANDER ENGINEERING, P.A.
346 S. GAMWYN DRIVE, P.O. BOX 1281
GREENVILLE, MISSISSIPPI 38701
(601) 332-1655
DESCRIPTION:
Commencing at Station 213 + 65.16 of the Bank Protection Work Base Line; thence South 42 degrees 06 minutes 10 seconds East 15.26 feet to an iron pipe and the Point of Beginning of the tract herein described; thence South 33 degrees 06 minutes 34 seconds West 434.39 feet; thence South 44 degrees 27 minutes 49 seconds West 143.39 feet to an iron pipe; thence South 50 degrees 28 minutes 46 seconds West 26.29 feet to an iron pipe; thence North 42 degrees 06 minutes 10 seconds West 126.60 feet to an iron pipe on the high bank of Lake Ferguson; thence continuing North 42 degrees 06 minutes 10 seconds West 147 feet to the mean low water mark of Lake Ferguson; thence meandering said low water mark the following three calls: North 26 degrees 57 minutes 24 seconds East 630.66 feet; North 33 degrees 06 minutes 34 seconds East 60.00 feet; North 37 degrees 34 minutes East 187.63 feet; thence South 42 degrees 06 minutes 10 seconds East 147 feet to an iron pipe on the high bank of Lake Ferguson; thence continuing South 42 degrees 06 minutes 10 seconds East 222.30 feet; thence South 33 degrees 06 minutes 34 seconds West 250.90 feet to the Point of Beginning, and being located in Section 4, Township 18 North Range 8 West, Washington County, Mississippi.
I certify that I have made a survey of the lands shown hereon, and that the same is true and correct to the best of my knowledge and belief.

/s/ G.E. Alexander G.E. Alexander, Jr., P.E., P.L.S. February 10, 1995

STATE OF MISSISSIPPI
COUNTY OF WASHINGTON
     This day personally appeared before me, the undersigned authority in and for the State and County aforesaid, D. John Nichols, President of Mississippi Marine Corporation, a Mississippi corporation, who acknowledged that for and on its behalf, he signed, sealed and delivered the foregoing Amended and Restated Lease Agreement on the day and year therein mentioned as its act and deed, being first duly authorized so to do.
     Given under my hand and official seal of office, this the 13th day of March, 1995.

/s/ [ILLEGIBLE]

Notary Public
[ILLEGIBLE]

My Commission Expires: August 7, 1998
STATE OF MISSISSIPPI
COUNTY OF WASHINGTON
     This day personally appeared before me, the undersigned authority in and for the State and County aforesaid, Marvin Cato, President of Rainbow Entertainment, Inc., who acknowledged that for and on its behalf, he signed, sealed and delivered the foregoing Amended and Restated Lease Agreement on the day and year therein mentioned as its act and deed, being first duly authorized so to do.
     Given under my hand and official seal of office, this the 13th day of March, 1995.

/s/ [ILLEGIBLE]

Notary Public
[ILLEGIBLE]
My Commission Expires: August 7, 1998